SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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ABAXIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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October 24, 2012

Dear Shareholder:

This letter is being mailed to our shareholders as of August 31, 2012, the record date for our 2012 annual meeting of shareholders.  As you know, this year’s annual meeting was held on Wednesday, October 24, 2012, at 10:00 a.m. Pacific time, at our offices, located at 3240 Whipple Road, Union City, California. The annual meeting was called to order for voting on all proposals other than Proposal 2 and was partially adjourned. We intend to reconvene the meeting on November 8, 2012 at 11:00 a.m., at the Company’s offices at 3240 Whipple Road, Union City, California for voting on Proposal 2.

The proxy statement and form of proxy card for the annual meeting were filed with the Securities and Exchange Commission (“SEC”) and mailed to all record shareholders on September 17, 2012. The proxy statement and our annual report to shareholders are available at http://investor.abaxis.com. When the meeting is reconvened, we are requesting that our shareholders approve amendments to our 2005 Equity Incentive Plan (the “2005 Plan”) as set forth in Proposal 2 of the proxy statement. This letter includes additional information concerning this proposal. We encourage you to review the information in this letter, as well as all of the other information in the proxy statement, in connection with your decision whether or not to vote in favor of this proposal.

On October 1, 2012, St. Louis Police Retirement System, a purported shareholder of Abaxis, (“plaintiff”), filed a lawsuit against certain officers and each of our directors in the United States District Court for the Northern District of California alleging, among other things, that the directors breached their fiduciary duty by failing to disclose in the 2012 proxy statement (1) the events leading up to the proposal to amend the 2005 Equity Incentive Plan to eliminate the limit on the number of shares that may be issued pursuant to restricted stock units, and (2) the effects of the proposed amendment on certain settled and outstanding restricted stock units.   Plaintiff sought, and on October 23, 2012 the Court issued, an order preliminarily enjoining the shareholder vote on Proposal 2 until such time as additional disclosures could be made. This letter contains the additional disclosures required by the Court.

Under our 2005 Plan, we may make awards of restricted stock units and other equity-based awards to our employees, directors and consultants.  In October 2005, when the 2005 Plan was originally approved by shareholders, it contained an overall limit of 4,886,000 shares of common stock that may be issued under the 2005 Plan.  In October 2008 and October 2010, we amended the 2005 Plan to increase this overall limit by 500,000 shares each time, and obtained shareholder approval for such amendments. However, the 2005 Plan also contains a provision that no more than 500,000 shares of common stock may be granted under the plan upon exercise or settlement of “full value awards,” a defined term that includes restricted stock units.   In connection with the preparation of the proxy statement for our 2012 annual meeting of shareholders, we determined that we inadvertently have issued more shares in settlement of restricted stock units than are currently permitted under the full value award limit.   We incorrectly believed that the full value award limit was increased by an amount corresponding to the overall share reserve increase approved by shareholders.  As of the date of this letter, we have issued 870,179 shares of Common Stock upon settlement of restricted stock units granted under the 2005 Plan since October 2005. We have not, however, issued restricted stock units and other equity awards or shares issuable upon exercise or settlement thereof in excess of the overall share reserve approved by shareholders for the 2005 Plan.

We determined that the issuance of such shares of common stock in excess of the full value award limit violated the Nasdaq Stock Market’s Listing Rule 5635(c), which requires that listed companies obtain stockholder approval for equity compensation plans and material amendments to an equity compensation plan. We promptly reported the violation and our proposed remediation plan to regain compliance with Listing Rule 5635(c) to the Listing Qualifications Office of Nasdaq on August 22, 2012. On August 28, 2012, the Listing Qualification Officer provided a letter to us (a) concurring in our view that the issuance of shares in settlement of restricted stock units in excess of the full value award limit caused us to fail to satisfy the shareholder approval requirement of Listing Rule 5635(c) and (b) agreeing to our proposed remediation plan of amending the Plan to eliminate the full value award limit (the “Amendment”) and seeking shareholder approval for such Amendment at our 2012 annual meeting.

The information contained in the preceding two paragraphs was publicly disclosed in a Current Report on Form 8-K filed with the SEC on August 28, 2012.

We first exceeded the 500,000-share full value award limit in May 2011. We have issued a total of 370,179 shares of common stock in excess of such limit, representing less than 1.7% of our outstanding shares of common stock. The approval or disapproval of the Amendment will have no effect on these 370,179 shares of common stock, the issuance of which our Board of Directors and compensation committee intend to ratify, as we believe is permitted by California law and our articles of incorporation and bylaws.

We have ceased the issuance of shares under our 2005 Plan upon settlement of restricted stock units until the Amendment in Proposal 2 is approved.   As of the date of this letter, we have granted 2,168,701 restricted stock units under the 2005 Plan since April 2006, of which 1,119,270 units remain unvested and outstanding.  If the Amendment is approved, we will be able to issue shares of common stock upon settlement of these unvested and outstanding restricted stock units in compliance with the 2005 Plan. If the Amendment is not approved, we will not be able to issue shares of Common Stock upon settlement of these unvested and outstanding restricted stock units.

We believe that failure to eliminate the full value award limit would result in continued non- compliance with Listing Rule 5635(c).  We cannot offer any assurance as to what, if any, measures the Listing Qualifications Office of Nasdaq will take in such an event.  However, the Listing Qualifications Office of Nasdaq has a number of remedies available to it, including the potential “de-listing” of Abaxis’ common stock from the Nasdaq Stock Market.   The Board of Directors believes that a potential “de-listing” of Abaxis’ common stock would be detrimental to the Company, its employees, and stockholders, among others.  Accordingly, the Board of Directors recommends that you vote FOR Proposal 2 of the proxy statement.

Your participation at the annual meeting is important. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card enclosed with your proxy statement, or vote over the telephone or the Internet as instructed in the proxy statement, as promptly as possible in order to ensure your representation at the meeting or any postponement or adjournment thereof. A return envelope (which is postage prepaid if mailed in the United States) was enclosed with the proxy statement for your convenience.

Sincerely yours,

CLINTON H. SEVERSON
Chairman of the Board, President and
Chief Executive Officer